ROETZEL & ANDRESS
A LEGAL PROFESSIONAL ASSOCIATION

350 East Las Olas Boulevard
Las Olas Centre II, Suite 1150
Fort Lauderdale, FL 33303-0310
954.462.4150 Main
954.462.4260 Fax
www.ralaw.com

May 30, 2012

Board of Directors
Chanticleer Holdings, Inc.
11220 Elm Lane, Suite 203
Charlotte, NC 28271

Re:

Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Chanticleer Holdings, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with United States Securities and Exchange Commission under the Securities Act of 1933, as amended ("Act"). The Registration Statement covers (i) 2,500,000 Units (the "Units"), with each Unit consisting of one share of common stock, par value $0.0001 per share (the "Common Stock"), and one warrant (the "Warrants") , and (ii) up to 375,000 Units (the "Over-Allotment Units") which certain Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) all shares of Common Stock and all Warrants issued as part of the Units and Over-Allotment Units, (iv) all shares of Common Stock issuable upon exercise of the Warrants included in the Units and Overallotment Units.

In rendering this opinion, we have examined: (i) the forms of the Articles of Incorporation and By-laws of the Company, each as presently in effect and included as exhibits, respectively, to the Registration Statement; (ii) resolutions of the Company's Board of Directors authorizing the issuance of the Units, the Warrants and the preparation and filing of the Registration Statement; (iii) the Registration Statement; (iv) drafts of the Warrant Agreement, and the Warrant certificates (the "Warrant Documents"); (v) drafts of the Unit Certificate, (vi) all applicable provisions of the Constitution of the State of Delaware, statutory provisions of the State of Delaware and reported judicial decisions of the courts of the State of Delaware interpreting those laws and (vii) such other statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed. We have also reviewed and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1. The (i) Units, (ii) Over-Allotment Units, and (iii) Common Stock and Warrants included in: (a) the Units, and (b) the Over-Allotment Units, have been duly authorized and, when issued and sold in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable;

2. The Common Stock issuable upon exercise of the Warrants has been duly authorized and, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable; and

3. The Warrant Documents, when duly executed and delivered by or on behalf of the Company, will be duly authorized and will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading "Legal Matters."

Very truly yours,

ROETZEL & ANDRESS, LPA

Roetzel + Andress LPA